Exhibit 21.1

                         Subsidiaries of the Registrant

Danpen, Inc.

Danskin Sports, Inc.

Danskin Canada, Inc.

Danskin Assemblies De Mexico S.A. de C.V.

Custom Collection, Inc.

International Activewear

Pennaco, Inc.